Exhibit 99.2(a)(2)

ARTICLES OF AMENDMENT

OF

ABERDEEN GLOBAL CREDIT STRATEGIES FUND, INC.

changing its name to

ABERDEEN GLOBAL HIGH YIELD FUND, INC.

Aberdeen Global Credit Strategies Fund, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

I:  The charter of the Corporation is hereby amended by striking out Article SECOND of the Articles of Incorporation and inserting in lieu thereof the following:

“SECOND:         The name of the corporation (which is hereinafter called the “Corporation”) is:

Aberdeen Global High Yield Fund, Inc.”

II:  The foregoing charter amendment was duly approved by the sole Director of the Corporation and is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

IN WITNESS WHEREOF, Aberdeen Global Credit Strategies Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and witnessed by its Secretary on December 6, 2010.

Witness:	ABERDEEN GLOBAL CREDIT STRATEGIES FUND, INC.

/s/ Megan Kennedy	By:	/s/ Alan Goodson
Name: Megan Kennedy		Name: Alan Goodson
Title: Secretary		Title: President

THE UNDERSIGNED President of Aberdeen Global Credit Strategies Fund, Inc., who executed on behalf of said Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief all matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Alan Goodson
Name: Alan Goodson
Title: President